FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter 2023 Financial Results
Increases Same-Store Sales Outlook to Approximately 16% for Fiscal Year 2023

Dallas, November 1, 2023 - (PR NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal third quarter ended September 30, 2023.

Highlights for the fiscal third quarter 2023 compared to the fiscal third quarter 2022:

▪System-wide sales increased 26.5% to $885.0 million
▪53 net new openings in the fiscal third quarter 2023
▪Domestic same store sales increased 15.3%
▪Domestic restaurant AUVs increased to $1.8 million
▪Digital sales increased to 66.9%
▪Total revenue increased 26.4% to $117.1 million
▪Net income increased 46.0% to $19.5 million, or $0.65 per diluted share
▪Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 53.3% to $20.5 million, or $0.69 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 36.7% to $38.5 million

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our third quarter results showcase the multi-year strategies we are executing against, delivering 15.3% domestic same-store sales growth in the quarter, primarily driven by transaction growth. We are measuring record levels in brand health metrics, demonstrating the underlying momentum at Wingstop, and putting us on a path to deliver our 20th consecutive year of domestic same-store sales growth,” said Michael Skipworth, President and Chief Executive Officer. “This consistent growth, coupled with the strength of our unit economics, gives us the confidence in our 2023 global development outlook and our long-term vision of scaling Wingstop into a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal third quarter 2023 compared to the fiscal third quarter 2022:

	Thirteen Weeks Ended
	September 30, 2023	September 24, 2022
Number of system-wide restaurants open at end of period	2,099	1,898
Number of domestic franchise restaurants open at end of period	1,791	1,631
Number of international franchise restaurants open at end of period	262	225
System-wide sales (in millions)	$885	$700
Domestic AUV (in thousands)	$1,755	$1,591
Domestic same store sales growth	15.3%	6.9%
Company-owned domestic same store sales growth	6.0%	4.3%
Net income (in thousands)	$19,511	$13,368
Adjusted net income (in thousands)	$20,499	$13,368
Adjusted EBITDA (in thousands)	$38,483	$28,155

Fiscal third quarter 2023 financial results

Total revenue for the fiscal third quarter 2023 increased to $117.1 million from $92.7 million in the fiscal third quarter last year. Royalty revenue, franchise fees and other increased $12.8 million due to domestic same store sales growth of 15.3% and net new franchise development. Advertising fees increased $7.8 million due to a 26.5% increase in system-wide sales in the fiscal third quarter 2023. Company-owned restaurant sales increased $3.8 million due to an increase of $2.1 million related to the addition of four net new company-owned restaurants since the prior fiscal third quarter, as well as a 6.0% increase in company-owned same store sales driven primarily by an increase in transactions.
Cost of sales increased to $17.6 million from $15.7 million in the fiscal third quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales decreased to 73.6% from 78.0% in the prior year comparable period. The decrease was primarily driven by food, beverage and packaging costs benefiting from a 13.5% decrease in the cost of bone-in chicken wings as compared to the prior fiscal third quarter.

Selling, general & administrative (“SG&A”) increased $6.4 million to $23.0 million from $16.7 million in the fiscal third quarter of the prior year. The increase in SG&A expense was driven by an increase in incentive compensation and performance-based stock compensation expense of $2.8 million primarily related to the Company’s current fiscal year performance, an increase in headcount related expenses of $1.7 million to support the growth in our business, and an increase in consulting fees of $1.3 million associated with the Company’s strategic initiatives.

Interest expense, net was $4.5 million, a decrease of $1.2 million compared to $5.7 million of interest expense, net in the comparable period in 2022. The decrease was driven by $1.0 million in additional interest income earned during the thirteen weeks ended September 30, 2023.

As previously announced, during the fiscal third quarter of 2023, our board of directors approved a share repurchase program with authorization to purchase up to $250.0 million of our outstanding shares of common stock. Pursuant to that program, the Company also entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $125.0 million of its common stock.

During the fiscal third quarter of 2023, the Company made an initial payment of $125.0 million and received and retired 567,151 shares of its common stock under the ASR Agreement, representing an estimated 75% of the total shares expected to be delivered under the ASR Agreement, based on the closing price on the date of initial delivery of $165.30. The delivery of any remaining shares will occur at the final settlement of the transactions under the ASR Agreement, which is scheduled in the fiscal fourth quarter of 2023. As of September 30, 2023, the Company had a total remaining authorized amount for share repurchases under the program of approximately $125.0 million.
Financial Outlook
Based on year-to-date results, the Company is providing updated guidance for 2023, which is a 52-week fiscal year:
•Approximately 16% domestic same store sales growth, previously 10% to 12%; and
•SG&A of $94.5 - $95.5 million, previously $91.0 - $93.0 million.
Additionally, the Company is reiterating the following guidance for 2023:
•240 to 250 global net new units;
•Stock-based compensation expense of approximately $14.0 - $15.0 million; and
•Depreciation and amortization of between $14.0 - $15.0 million for 2023.

Restaurant Development
As of September 30, 2023, there were 2,099 Wingstop restaurants system-wide. This included 1,837 restaurants in the United States, of which 1,791 were franchised restaurants and 46 were company-owned, and 262 franchised restaurants were in international markets. During the fiscal third quarter 2023, there were 53 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on October 31, 2023, our board of directors approved a quarterly dividend payable to Wingstop stockholders of $0.22 per share of common stock, resulting in a total dividend of approximately $6.5 million. This dividend will be paid on December 8, 2023 to stockholders of record as of November 17, 2023.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense. Beginning in the first quarter of 2023, gains and losses on disposal of assets are no longer presented as an adjustment to EBITDA, in our calculation of Adjusted EBITDA. Prior period amounts have been excluded from EBITDA adjustments to conform to the current presentation.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and related tax adjustments that management believes are not indicative of the Company’s core operating results or business outlook over the long-term.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal third quarter 2023 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 8628191. The replay will be available through Wednesday, November 8, 2023.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,050 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2022, Wingstop’s system-wide sales increased 16.8% to approximately $2.7 billion, marking the 19th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, Wingstop’s system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 2,099 as of September 30, 2023.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all guests.

Rounding out a strong year in 2022, the Company made Technomic 500’s “Fastest Growing Franchise” list, was ranked #16 on Entrepreneur Magazine’s “Franchise 500,” won Fast Casual’s Excellence in Food Safety award, and was named to Fast Company’s “The World’s Most Innovative Companies” list ranking #4 in the dining category.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2023 fiscal year outlook for domestic same store sales growth, SG&A expense, stock-based compensation expense, depreciation and amortization, and unit growth. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Kristen Thomas
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$77,983	$184,496
Restricted cash	11,444	13,296
Accounts receivable, net	11,951	9,461
Prepaid expenses and other current assets	5,907	4,252
Advertising fund assets, restricted	25,558	15,167
Total current assets	132,843	226,672
Property and equipment, net	84,344	66,851
Goodwill	65,175	62,514
Trademarks	32,700	32,700
Customer relationships, net	8,059	9,015
Other non-current assets	28,555	26,438
Total assets	$351,676	$424,190
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$5,104	$5,219
Other current liabilities	36,670	34,726
Current portion of debt	—	7,300
Advertising fund liabilities	25,558	15,167
Total current liabilities	67,332	62,412
Long-term debt, net	711,867	706,846
Deferred revenues, net of current	28,769	27,052
Deferred income tax liabilities, net	2,980	4,180
Other non-current liabilities	16,170	14,561
Total liabilities	827,118	815,051
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,414,920 and 29,932,668 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	294	300
Additional paid-in-capital	1,238	2,797
Retained deficit	(476,413)	(393,321)
Accumulated other comprehensive loss	(561)	(637)
Total stockholders' deficit	(475,442)	(390,861)
Total liabilities and stockholders' deficit	$351,676	$424,190

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 30, 2023	September 24, 2022
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$53,200	$40,363
Advertising fees	39,951	32,146
Company-owned restaurant sales	23,953	20,163
Total revenue	117,104	92,672
Costs and expenses:
Cost of sales (1)	17,622	15,724
Advertising expenses	42,381	33,106
Selling, general and administrative	23,047	16,686
Depreciation and amortization	3,384	2,836
Loss on disposal of assets	18	239
Total costs and expenses	86,452	68,591
Operating income	30,652	24,081
Interest expense, net	4,520	5,742
Other (income) expense	(19)	290
Income before income tax expense	26,151	18,049
Income tax expense	6,640	4,681
Net income	$19,511	$13,368

Earnings per share
Basic	$0.66	$0.45
Diluted	$0.65	$0.45

Weighted average shares outstanding
Basic	29,750	29,915
Diluted	29,818	29,967

Dividends per share	$0.22	$0.19

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	September 30, 2023		September 24, 2022
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$7,910	33.0%	$7,504	37.2%
Labor costs	5,646	23.6%	4,652	23.1%
Other restaurant operating expenses	4,645	19.4%	4,009	19.9%
Vendor rebates	(579)	(2.4)%	(441)	(2.2)%
Total cost of sales	$17,622	73.6%	$15,724	78.0%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	September 30, 2023	September 24, 2022
Domestic Franchised Activity:
Beginning of period	1,749	1,600
Openings	42	32
Closures	—	—
Acquired by Company	—	(1)
Restaurants end of period	1,791	1,631

Domestic Company-Owned Activity:
Beginning of period	45	39
Openings	1	2
Closures	—	—
Acquired by Company	—	1
Restaurants end of period	46	42

Total Domestic Restaurants	1,837	1,673

International Franchised Activity:
Beginning of period	252	219
Openings	13	9
Closures	(3)	(3)
Restaurants end of period	262	225

Total System-wide Restaurants	2,099	1,898

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	September 30, 2023	September 24, 2022
Net income	$19,511	$13,368
Interest expense, net	4,520	5,742
Income tax expense	6,640	4,681
Depreciation and amortization	3,384	2,836
EBITDA	$34,055	$26,627
Additional adjustments:
Consulting fees (a)	1,300	—
Stock-based compensation expense (b)	3,128	1,528
Adjusted EBITDA	$38,483	$28,155

(a)     Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. The costs incurred in the thirteen weeks ended September 30, 2023 include consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, and which review is expected to be completed in fiscal year 2023. Given the magnitude and scope of the strategic review initiative that is not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiative not reflective of the ongoing costs to operate its business.
(b)     Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 30, 2023	September 24, 2022
Numerator:
Net income	$19,511	$13,368
Adjustments:
Consulting fees (a)	1,300	—
Tax effect of adjustments (b)	(312)	—
Adjusted net income	$20,499	$13,368

Denominator:
Weighted-average shares outstanding - diluted	29,818	29,967

Adjusted earnings per diluted share	$0.69	$0.45

(a)Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. The costs incurred in the thirteen weeks ended September 30, 2023 include consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, and which review is expected to be completed in fiscal year 2023. Given the magnitude and scope of the strategic review initiative that is not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiative not reflective of the ongoing costs to operate its business.
(b)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the period ended September 30, 2023, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.